EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT ("Agreement") is made and entered into effective as of the 8th day of August, 2017 by and between Leeward Investment Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, the Ultra Short Government Fund and the Ultra Short Prime Fund (the "Funds"), and The Nottingham Company, a North Carolina Corporation (the "Administrator").
WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust ("Trust Instrument") and is registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company; and
WHEREAS, each Fund is a series of the Trust; and
WHEREAS, the Funds and Western Asset Management Company (the "Advisor") have entered into an Investment Advisory Agreement dated September 19, 2017 (the "Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to the Funds; and
WHEREAS, the Funds, the Advisor, and the Administrator have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Funds, and, therefore, have entered into this Agreement in order to maintain the Funds' expense ratios within the Operating Expense Limit, as defined below;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	EXPENSE LIMITATION
(a)
Applicable Expense Limit.  Each Fund has set an Operating Expense Limit, outlined below and stated in Appendix A. Applicable Expense shall be defined as the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor, fees and expenses, but excluding those expenses and other expenditures which are capitalized in accordance with generally accepted accounting principles, acquired fund fees and expenses, and other extraordinary expenses not incurred in the ordinary course of each Fund's business (the "Non-Waivable Expenses") incurred by each Fund in any fiscal year. These expenses are typically shown on the financial statements of each Fund and are classified as the Fund Operating Expenses.

(b)
The Administrator agrees to repay to Advisor (i) the amount of fees (including any amounts foregone through limitation or reimbursement pursuant to subsection (a) hereof) that, but for subsection (a) hereof, would have been payable by the Fund to Advisor pursuant to the Advisory Agreement and (ii) the amount of expenses reimbursed by Advisor in accordance with subsection (a) (the "Deferred Fees"), subject to the limitations provided in this subsection. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Non-Waivable Expenses), without regard to such repayment, are at an annual rate equal to or less than the Maximum Operating Expense Limit for each respective class of shares of the Fund, as set forth in Appendix A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Non-Waivable Expenses) do not exceed the Maximum Operating Expense Limit for such Fund.

Deferred Fees are subject to full or partial repayment by a Fund within the three fiscal years following the date in which the expenses occurred if the Fund is able to make the repayment without exceeding its current Maximum Operating Expense Limit or the Maximum Operating Expense Limit in place at the time of the initial waiver and/or reimbursement. In no event will a Fund be obligated to pay any fees waived or deferred with respect to any other Fund of the Trust.

(c)
Due from Advisor Reimbursement. To the extent that each Fund's Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the "Excess Amount") shall be the liability of the Administrator.  Those expenses incurred on behalf of each Fund and the Advisor, particularly those expenses advanced on the Advisor's behalf for Fund marketing and distribution, shall also be the liability of the Administrator and payable to the party advancing such expenses on the Advisor's behalf. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Administrator. In determining the Fund Operating Expenses, expenses that each Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Administrator.

(d)
Expense Limit Calculation.  Each Fund's maximum operating expense limits  in any year shall be calculated as a percentage of the average daily net assets of that Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in that Fund's Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of that Fund.

(e)
Method of Computation.  To determine the Administrator's liability with respect to the Excess Amount, each month the Funds' Operating Expenses shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of a Fund, the Administrator shall remit to that Fund an amount that is sufficient to pay such Excess Amount.

(f)
Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the Administrator an amount to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.	TERM AND TERMINATION
This Agreement shall continue in effect until October 1, 2018 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph.  This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or "interested persons" of the Trust, as defined in the Investment Company Act of 1940, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Administrator upon thirty days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.  In addition, this Agreement shall terminate with respect to each Fund upon termination of that Fund's Advisory Agreement.
3.	MISCELLANEOUS
(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.
(b)
Interpretation.  Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust's Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or any Fund.

(c)
Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Investment Company Act of 1940, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the Investment Company Act of 1940.

REPRESENTATION OF SIGNATORIES.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

LEEWARD INVESTMENT TRUST
 On behalf of the Ultra Short Government Fund
and Ultra Short Prime Fund

By: /s/ Katherine M. Honey
Name:  Katherine Honey
Title:  President

THE  NOTTINGHAM COMPANY

By: /s/ Katherine M. Honey
Name:  Katherine M. Honey
Title:  Executive Vice President

EXPENSE LIMITATION AGREEMENT
Appendix A
OPERATING EXPENSE LIMIT SCHEDULE

FUND	OPERATING EXPENSE LIMIT
Ultra Short Government Fund	0.145%
Ultra Short Prime Fund	0.165%